Exhibit 99.1

Contact Massa B. Cressall, Investor Relations Phone: (441) 278-0988 Email: mcressall@endurance.bm

ENDURANCE SPECIALTY HOLDINGS EARNS $110 MILLION IN 2ND QUARTER OF 2005

PEMBROKE, Bermuda – July 26, 2005 – Endurance Specialty Holdings Ltd. (NYSE:ENH), today reported net income of $110.0 million or $1.67 per diluted share for the second quarter of 2005 versus net income of $114.8 million or $1.69 per diluted share in the second quarter of 2004. In the second quarter of 2005, operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, was $111.8 million or $1.69 per diluted share versus $117.9 million or $1.74 per diluted share in the second quarter of 2004. For the six months ended June 30, 2005, net income was $206.3 million or $3.11 per diluted share versus net income of $215.6 million or $3.16 per diluted share for the first half of 2004. Operating income for the first half of 2005 was $214.5 million or $3.24 per diluted share versus $216.6 million or $3.17 per diluted share for the first half of 2004.

Annualized operating return on average equity was 23.1% during the second quarter of 2005 and 22.3% for the six months ended June 30, 2005.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, “We are pleased to report an excellent financial result for the second quarter of 2005. Endurance achieved one of its highest levels of net income this quarter and we grew diluted book value per share by 16% year over year after repurchasing approximately $79 million in stock and paying $56 million in dividends in the past 12 months. These results are a testament to our disciplined underwriting, our specialized niche focus and our strategy of portfolio diversification.”

Gross premiums written were $403.2 million for the quarter ended June 30, 2005 compared to $350.7 million in gross premiums written for the second quarter of 2004. Gross premiums written in the quarter ended June 30, 2005 included $19.1 million of favorable adjustments to prior period written premium estimates as a result of actual premiums reported exceeding the Company’s original estimates. For the first half of 2005, Endurance had gross premiums written of $1.1 billion, up 3.2% from the first half of 2004. Earned premiums in the quarter were $437.9 million, an increase of 10.6% from the second quarter of 2004. Gross premiums written in the quarter did not include $1.2 million in premiums accounted for under deposit accounting.

The combined ratio was 81.9% in the second quarter of 2005 compared to 76.9% in the second quarter of 2004. The loss ratio was 52.3% in the quarter compared to 47.8% in the second quarter of 2004. The Company benefited from a low level of catastrophe loss activity in the quarter. In addition the Company benefited from $27.7 million in net favorable reserve development for the second quarter of 2005 from prior years, compared to $40.7 million in the second quarter of 2004. This reduction in the Company’s estimated losses for prior years was largely driven by lower than anticipated frequency in the Property Per Risk Treaty Reinsurance, Casualty Individual Risk, and Aerospace and Other Specialty Lines segments.

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In the current quarter, estimated potential gross claims from Hurricanes Dennis and Emily are expected to be less than $10 million for each event.

Investment income was $39.7 million in the second quarter of 2005, an increase of 37.1% from the $28.9 million of investment income in the second quarter of 2004, reflecting a significant build-up of invested assets, a general rise in interest rates, and flattening of the yield curve over the past year. Alternative investments added $0.2 million to investment income in the second quarter of 2005, relative to $3.7 million in the first quarter, reflecting the volatility of the investment class. The Company had no alternative investments at June 30, 2004.

In the second quarter of 2005, Endurance repurchased 683,186 shares for $25.0 million. In the past 12 months, the Company has repurchased 2.2 million of its ordinary shares for $78.5 million and paid $56.2 million in dividends.

At June 30, 2005, the Company’s GAAP shareholder’s equity was $2.0 billion or $30.01 per diluted share, up 16.3% from June 30, 2004.

Total assets were $5.8 billion and cash and invested assets were $4.3 billion, an increase of 37.7% from the quarter ended June 30, 2004. Net operating cash flow was $252.1 million for the quarter.

Endurance will host a conference call on Wednesday, July 27, 2005 at 8:30 AM Eastern to discuss its financial results. The conference call can be accessed via telephone by dialing (800) 810-0924 (toll-free) or (913) 981-4900 (international). Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through August 10, 2005 by dialing (888) 203-1112 (toll-free) or (719) 457-0820 (international) and entering the pass code: 1797141.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of the Company’s financial supplement for the second quarter of 2005 will be available on the Company’s website at www.endurance.bm shortly after the release of earnings.

Operating income and annualized operating return on average equity are non-GAAP measures. A reconciliation of these measures to net income is provided on the attached table entitled “Reconciliation”.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, competition,

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possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, the impact of current regulatory investigations, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2004.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

AT JUNE 30, 2005 AND DECEMBER 31, 2004

(in thousands of United States dollars, except per share amounts)

	June 30, 2005	December 31, 2004

Assets
Cash and cash equivalents	$457,285	$271,143
Fixed maturity investments available for sale, at fair value	3,736,645	3,578,174
Investments in other ventures, under equity method	108,703	91,036
Premiums receivable, net	779,112	545,352
Deferred acquisition costs	225,647	195,419
Securities lending collateral	340,166	407,527
Prepaid reinsurance premiums	9,772	5,248
Losses recoverable	13,909	12,203
Accrued investment income	30,251	28,378
Intangible assets	51,272	47,107
Other assets	56,951	44,251

Total Assets	$5,809,713	$5,225,838

Liabilities
Reserve for losses and loss expenses	$1,823,541	$1,549,661
Reserve for unearned premiums	1,109,880	897,605
Net deposit liabilities	56,341	--
Securities lending payable	340,166	407,527
Reinsurance balances payable	56,400	70,507
Bank debt	391,291	391,280
Other liabilities	44,969	46,803

Total Liabilities	3,822,588	3,363,383

Shareholders’ Equity
Common shares
59,925 issued and outstanding (2004 - 61,255)	59,925	61,255
Additional paid-in capital	1,070,015	1,111,633
Accumulated other comprehensive income	31,433	39,473
Retained earnings	825,752	650,094

Total Shareholders’ Equity	1,987,125	1,862,455

Total Liabilities and Shareholders’ Equity	$5,809,713	$5,225,838

Book Value per Common Share
Dilutive common shares outstanding	66,224	66,729
Diluted book value per common share	$30.01	$27.91

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2004, which was derived from the Company’s audited financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of United States dollars, except per share amounts)

	Quarter Ended		Six Months Ended

	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenues
Gross premiums written	$403,189	$350,661	$1,105,680	$1,071,292

Net premiums written	$394,590	$350,599	$1,093,768	$1,067,606
Change in unearned premiums	43,331	45,388	(218,249)	(255,793)

Net premiums earned	437,921	395,987	875,519	811,813
Net investment income	39,696	28,944	79,707	53,619
Net realized gains (losses) on sales of
investments	592	(614)	(3,861)	4,562

Total revenues	478,209	424,317	951,365	869,994

Expenses
Losses and loss expenses	228,916	189,208	479,975	411,217
Acquisition expenses	89,334	82,667	176,109	168,185
General and administrative expenses	40,432	32,537	73,978	64,304
Amortization of intangibles	1,158	944	2,378	1,888
Net foreign exchange losses	1,742	2,879	4,163	6,038
Interest expense	5,612	834	11,083	1,662
Other underwriting losses (income)	145	—	(26)	—

Total expenses	367,339	309,069	747,660	653,294

Income before income taxes	110,870	115,248	203,705	216,700
Income tax (expense) benefit	(853)	(492)	2,571	(1,072)

Net income	$110,017	$114,756	$206,276	$215,628

Per share data
Weighted average number of common
and common equivalent shares
outstanding:
Basic	60,632	63,334	60,960	63,709
Diluted	66,063	67,919	66,276	68,244
Basic earnings per share	$1.81	$1.81	$3.38	$3.38

Diluted earnings per share	$1.67	$1.69	$3.11	$3.16

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2004, which was derived from the Company’s audited financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

	Quarter Ended		Six Months Ended

	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

GAAP Ratios
Loss ratio	52.3%	47.8%	54.8%	50.7%
Acquisition expense ratio	20.4%	20.9%	20.1%	20.7%
General and administrative expense ratio	9.2%	8.2%	8.4%	7.9%

Combined ratio	81.9%	76.9%	83.3%	79.3%

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ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

(in thousands of United States dollars)

The following is a reconciliation of the Company’s net income to operating income and annualized operating return on average equity (both of which are non-GAAP measures) for the quarter and six months ended June 30, 2005 and 2004:

	Quarter Ended		Six Months Ended

	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net Income	$110,017	$114,756	$206,276	$215,628
Add (Less) after-tax items:
Net foreign exchange losses	2,201	2,693	4,492	5,109
Net realized losses (gains) on investments	(431)	436	3,691	(4,166)

Operating Income	$111,787	$117,885	$214,459	$216,571

Average equity [a]	$1,934,883	$1,747,187	$1,924,790	$1,688,043

Operating return on average equity	5.8%	6.7%	11.1%	12.8%

Annualized operating return on average equity	23.1%	27.0%	22.3%	25.7%

[a]	Average equity is calculated as the arithmetic average of the beginning and ending equity balances for the stated period.

In presenting the Company’s results, management has included and discussed certain non-GAAP measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.

Operating income is an internal performance measure used by the Company in the management of its operations. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The Company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company’s results of operations in a manner similar to how management analyzes the Company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.

The Company presents return on equity as a measure that it is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

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